AMENDMENT TO 1998 EQUITY INCENTIVE PLAN

   Section 3.1, "Shares Available" of The John B. Sanfilippo & Son, Inc. Equity Incentive Plan is hereby amended by deleting the number "350,000" and inserting in its place the number "700,000".